EXHIBIT 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

AMERICAN CAPITAL DECLARES $0.70 Q1 2004 DIVIDEND,

REPORTS 2003 RESULTS

Bethesda, MD – February 10, 2004 – American Capital Strategies, Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a first quarter 2004 regular dividend of $0.70 per share, payable on March 31, 2004 to record holders as of February 24, 2004. This dividend is a 4% increase over the first quarter 2003 regular dividend of $0.67 per share. American Capital has paid a total of $429 million in dividends, and paid or declared $13.82 in dividends per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter and year ended December 31, 2003. Net operating income (NOI) for the quarter increased 53% to $43 million compared to $28 million for fourth quarter 2002. On a diluted per share basis, NOI increased 3% to $0.69 per share compared to $0.67 per share for fourth quarter 2002. NOI before stock-based compensation expense for the quarter increased 59% to $44 million compared to the fourth quarter 2002. On a diluted per share basis, NOI before stock-based compensation expense for the quarter increased 7% to $0.72 per share.

For the year, NOI increased 37% to $141 million compared to $103 million for 2002. On a diluted per share basis, NOI decreased less than 1% to $2.56 per share compared to $2.57 per share for 2002. NOI before stock-based compensation expense for the year increased 40% to $143 million compared to 2002. On a diluted per share basis, NOI before stock-based compensation expense for the year increased 2% to $2.61 per share.

“2003 was an excellent year for American Capital and its shareholders,” reported Chairman, CEO and President Malon Wilkus. “We broke records in the amount of new investments, repayments and net realized gains, culminating with a record year of dividend payments, growing 9% over 2002. In 2003, our marketing department built a proprietary database of reported sub debt and equity investments in middle market companies that for the first time allows us to quantify our market share and the opportunity to rationalize our industry. Based on this research, American Capital was

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American Capital

February 10, 2004

the leading investor, garnering approximately 6% market share. Astonishingly, more than 66% of investments were made by funds making no more than two investments during the year, indicating a tremendous degree of industry fragmentation. This research supports our view that the market is ripe for rationalization and presents wonderful opportunities to grow our business. We intend to take advantage of this opportunity by continuing to focus our dedicated marketing staff on increasing American Capital’s name recognition, building our infrastructure with some of the best professionals and utilizing one of the lowest costs of capital in the industry. We expect the results of our efforts to be the payment of between $2.88 to $3.00 in dividends per share in 2004.”

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net unrealized appreciation and depreciation and net realized gains and losses of assets) was $66 million, or $1.07 per diluted share, compared to $16 million, or $0.37 per diluted share, in fourth quarter 2002. For the year, the net increase in shareholders’ equity resulting from operations was $118 million, or $2.15 per diluted share, compared to $20 million, or $0.50 per diluted share, in 2002.

“For the year, we raised over $1.1 billion in capital through four follow-on equity offerings totaling $547 million and two on-balance sheet debt securitizations totaling $557 million,” commented Chief Financial Officer John Erickson. “We also experienced $383 million in principal repayments and proceeds from the sale of equity investments, a record amount that also resulted in $22 million of net realized gains. Our access to capital has never been better and we are generating significant internal liquidity. We are also pleased that for the first time in quite a while we have experienced net portfolio appreciation, which we believe is partly attributable to an economy that finally appears to be lifting. We believe that improving credit quality and an improving economy bodes well for the performance of our portfolio in 2004. If a recovering economy in 2004 results in higher interest rates, our balance sheet is well positioned due to our use of interest rate swaps. Interest rate movements will not result in a significant impact to our earnings on existing assets.”

In fourth quarter 2003, American Capital invested $430 million, composed of $119 million of senior debt, $188 million of subordinated debt, $62 million of preferred stock, $12 million of common stock warrants and $49 million of common stock. Four investments, totaling $220 million, were in American Capital-sponsored buyouts of new portfolio companies. Four investments, totaling $116 million, were in buyouts led by private equity firms. One investment, totaling $58 million, was in an American Capital-sponsored buyout of an existing portfolio company. Two investments, totaling $23 million, were in the recapitalizations of existing portfolio companies. Two investments, totaling $7 million, were investments in existing portfolio companies to finance strategic acquisitions. Seven investments, totaling $6 million, were distress-related investments in existing portfolio companies. Total invested assets at fair value increased 53% to $1.9 billion at December 31, 2003 as compared to $1.2 billion at December 31, 2002.

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American Capital

February 10, 2004

“We had another record year, investing over one billion dollars, including almost half a billion dollars in American Capital-sponsored buyouts, establishing American Capital as the leading firm investing mezzanine and equity capital in the middle market,” said COO Ira Wagner. “We reviewed 50% more investment opportunities in 2003 compared to 2002, and after screening these thousands of investment opportunities we completed 27 investments in new portfolio companies plus numerous investments in existing portfolio companies. Most importantly, we believe the quality of our investments is improving as we continue to expand our opportunities while simultaneously maintaining our underwriting discipline. In addition, we continue to work hard on our underperforming companies, while our distressed-related investments declined considerably in 2003 as a percentage of our assets. Finally, our pipeline of new investment opportunities continues to be robust, and we expect to continue to be a market leading investor in 2004.”

The weighted average interest rate on new investments in debt securities during the quarter was 12.9%. The weighted average effective interest rate on American Capital’s total investments in debt securities as of December 31, 2003 was 13.4%. At December 31, 2003, the weighted average loan grade of American Capital’s loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality. As of December 31, 2003, loans in ten portfolio companies totaling $98 million, with a fair value of $29 million, were on non-accrual. Delinquent and non-accruing loans totaled $164 million, or 10% of total loans, at December 31, 2003 compared to $109 million, or 10% of total loans, at December 31, 2002.

In fourth quarter 2003, American Capital experienced net realized gains of $6 million, comprised of $7 million of gross realized gains and $1 million of gross realized losses. In 2003, net realized gains totaled $22 million, comprised of $50 million of gross realized gains and $28 million of gross realized losses. Since the Company’s August 1997 IPO, cumulative net realized gains have totaled $15 million. In fourth quarter 2003, net unrealized appreciation totaled $17 million, consisting of unrealized appreciation of $41 million at 19 portfolio companies, $28 million of unrealized depreciation at 13 portfolio companies, $3 million of net unrealized depreciation resulting from the recognition of net realized gains, and $7 million of appreciation on interest rate swaps. (Interest rate swaps are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. They appreciate or depreciate based on relative market interest rates and their remaining term to maturity.) In 2003, net unrealized depreciation totaled $45 million, consisting of unrealized appreciation of $86 million at 29 portfolio companies, $132 million of unrealized depreciation at 31 portfolio companies, $8 million of net unrealized depreciation resulting from the recognition of net realized gains, and $9 million of appreciation of interest rate swaps. Since the Company’s August 1997 IPO, cumulative net unrealized depreciation partially offset by net realized gains totals $116 million, or $93 million excluding interest rate swaps at the end of 2003.

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American Capital

February 10, 2004

Since its August 1997 IPO through 2003, American Capital has earned a 19% compounded annual return on 55 exits and prepayments of senior debt, subordinated debt and equity, totaling $589 million of original investments, including interest payments, dividends, fees and net realized gains on these investments. These exits and prepayments represent 22% of all amounts invested since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter’s valuation of the investments by $31 million in aggregate, or 6%. Twenty-four percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through 2003, $22 million of American Capital’s accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) has been repaid, representing 20% of all PIK and OID.

DIVIDEND GUIDANCE

American Capital forecasts that its 2004 dividends will range from a total of $2.88 per share to $3.00 per share, anticipated to be paid from ordinary income for tax purposes.

ENGAGEMENT OF HOULIHAN LOKEY HOWARD AND ZUKIN

As part of its quarterly process of valuing the Company’s investment portfolio, the Company engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) in the third quarter of 2003 to independently review, on a quarterly basis, the determination of fair value of a portion of American Capital’s portfolio company investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide.

As part of its engagement, Houlihan Lokey reviews quarterly a random selection of approximately 25% of American Capital’s portfolio companies, with the intention of reviewing all portfolio company investments over the course of a year. Houlihan Lokey attends American Capital’s quarterly valuation meetings and provides periodic reports and recommendations to the Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the fourth quarter of 2003, Houlihan Lokey reviewed the Company’s valuations of approximately 25% of American Capital’s portfolio company investments, representing 22 companies, having $490 million in fair value as reflected in American Capital’s financial statements as of December 31, 2003. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Houlihan Lokey came to the same determination on a different set of 20 portfolio companies, totaling $401 million in fair value as of September 30, 2003. Houlihan Lokey has now reviewed approximately 50% of the portfolio.

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American Capital

February 10, 2004

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
Assets
Cash and cash equivalents	$8,020	$13,080
Investments at fair value (cost of $2,042,914 and $1,334,987, respectively)
Non-Control/Non-Affiliate investments	756,158	557,490
Control investments	1,041,144	671,141
Affiliate investments	137,917	52,083
Interest rate swaps	(23,476)	(32,255)

Total investments at fair value	1,911,743	1,248,459
Interest receivable	17,636	11,552
Restricted cash	75,935	28,134
Other	28,390	17,298

Total assets	$2,041,724	$1,318,523

Liabilities and Shareholders’ Equity
Revolving credit facility	$116,000	$255,793
Notes payable	724,211	364,171
Accrued dividends payable	3,957	869
Other	21,641	10,031

Total liabilities	865,809	630,864

Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $.0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 70,000 shares authorized, 66,930 and 44,450 issued, and 65,949 and 43,469 outstanding, respectively	659	435
Capital in excess of par value	1,360,181	812,150
Unearned compensation	(21,286)	—
Notes receivable from sale of common stock	(8,783)	(9,021)
Distributions in excess of net realized earnings	(23,685)	(29,459)
Net unrealized depreciation of investments	(131,171)	(86,446)

Total shareholders’ equity	1,175,915	687,659

Total liabilities and shareholders’ equity	$2,041,724	$1,318,523

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American Capital

February 10, 2004

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$26,402	$20,412	$88,833	$72,569
Control investments	21,835	15,696	75,788	59,017
Affiliate investments	3,408	732	11,651	1,635
Interest rate swap agreements	(4,479)	(4,187)	(17,214)	(11,153)

Total interest and dividend income	47,166	32,653	159,058	122,068

Fees
Non-Control/Non-Affiliate investments	3,444	5,214	15,408	9,422
Control investments	15,507	3,057	29,783	15,073
Affiliate investments	576	3	2,031	459

Total fee income	19,527	8,274	47,222	24,954

Total operating income	66,693	40,927	206,280	147,022

OPERATING EXPENSES:
Interest	6,358	5,142	18,514	14,321
Salaries and benefits	11,556	4,428	27,950	18,621
General and administrative	4,367	3,405	16,529	11,531
Stock-based compensation	1,644	—	2,584	—

Total operating expenses	23,925	12,975	65,577	44,473

NET OPERATING INCOME	42,768	27,952	140,703	102,549

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	4,408	2,909	10,873	(21,992)
Control investments	1,758	(36)	9,759	1,091
Affiliate investments	8	6	1,374	160

Total net realized gain (loss) on investments	6,174	2,879	22,006	(20,741)

Net unrealized appreciation (depreciation) of investments
Non-Control/Non-Affiliate investments	(1,646)	6,550	(16,437)	14,957
Control investments	11,261	(23,223)	(40,624)	(49,726)
Affiliate investments	896	533	3,557	(256)
Interest rate swap agreements	6,690	1,025	8,779	(26,722)

Total net unrealized appreciation (depreciation) of investments	17,201	(15,115)	(44,725)	(61,747)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$66,143	$15,716	$117,984	$20,061

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.70	$0.67	$2.58	$2.60
Diluted	$0.69	$0.67	$2.56	$2.57

NET EARNINGS PER COMMON SHARE:
Basic	$1.08	$0.38	$2.16	$0.51
Diluted	$1.07	$0.37	$2.15	$0.50

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	61,231	41,890	54,632	39,418
Diluted	61,894	41,978	54,996	39,880

DIVIDENDS DECLARED PER COMMON SHARE	$0.75	$0.69	$2.79	$2.57

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American Capital

February 10, 2004

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Net operating income	$42,768	27,952	$140,703	$102,549
Stock-based compensation	1,644	—	2,584	—

Net operating income before stock-based compensation	$44,412	27,952	$143,287	$102,549

Net operating income per common share:
Basic	$0.70	$0.67	$2.58	$2.60
Diluted	$0.69	$0.67	$2.56	$2.57

Net operating income before stock-based compensation per common share:
Basic	$0.73	$0.67	$2.62	$2.60
Diluted	$0.72	$0.67	$2.61	$2.57

Weighted average shares of common stock outstanding:
Basic	61,231	41,890	54,632	39,418
Diluted	61,894	41,978	54,996	39,880

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American Capital

February 10, 2004

Portfolio Statistics (1) ($in millions, unaudited):	Pre-1999 Static Pool	1999 Static Pool	2000 Static Pool	2001 Static Pool	2002 Static Pool	2003 Static Pool	Aggregate
Original Investments and Commitments at Cost	$320	$340	$259	$357	$540	$855	$2,671
Total Exits and Prepayments of Original Investments	$102	$84	$105	$149	$56	$93	$589
Total Interest, Dividends and Fees Collected	$95	$101	$64	$95	$87	$63	$505
Total Net Realized (Loss) Gain on Investments	$(6)	$5	$(29)	$37	$1	$7	$15
Internal Rate of Return	8.4%	10.6%	(4.4%)	27.4%	22.8%	34.1%	13.8%
Current Cost of Investments	$209	$248	$159	$197	$509	$721	$2,043
Fair Value of Investments	$164	$198	$88	$208	$547	$730	$1,935
Non-Accruing Loans at Cost	$15	$15	$50	$—	$18	—	$98
Equity Interest at Fair Value	$12	$44	$27	$43	$166	$170	$462
Debt to EBITDA(2)(3)	10.4	6.6	6.0	6.6	4.5	4.1	5.3
Interest Coverage(2)	1.3	1.9	1.6	2.1	2.8	2.7	2.4
Debt Service Coverage(2)	1.2	1.4	0.8	1.5	1.9	1.9	1.7
Loan Grade(2)	2.9	2.9	2.1	2.9	3.2	3.1	3.0
Average Age of Companies	41	53	36	43	33	27	35
Average Sales(4)	$83	$128	$76	$147	$60	$96	$93
Average EBITDA(5)	$4	$19	$13	$15	$9	$17	$14
Ownership Percentage	72%	57%	36%	39%	48%	39%	46%
% with Senior Lien(6)	31%	10%	3%	36%	17%	23%	21%
% with Senior or Junior Lien(6)	53%	72%	77%	86%	77%	84%	78%
Total Sales(4)	$516	$1,155	$309	$1,326	$1,158	$2,836	$7,300
Total EBITDA(5)	$16	$121	$47	$157	$171	$460	$972

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment.
(2)	These amounts do not include investments in which the Company owns only equity.
(3)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(4)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(5)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(6)	As a percentage of the Company’s total debt investments.

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American Capital

February 10, 2004

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on form 10-K for more information about its tax status. American Capital intends to retain long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in unrealized appreciation and depreciation have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2003 dividends totaling $2.79 per share was a distribution of ordinary non-qualified dividends for tax purposes as reported to each stockholder on the 2003 Form 1099DIV. The first quarter 2004 dividend of $0.70 per share is anticipated to be a distribution of ordinary income for tax purposes.

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website. American Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding this Plan, please visit our website or call its Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$13.82 Declared Since August 1997 IPO

Year/Quarter	Dividend Amount	% Change Over Prior Year Quarter and Prior Year Total	Additional Dividend	Total
2004
Q1	$0.70	4%		$0.70

2003	$2.73	7%	$0.06	$2.79
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

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American Capital

February 10, 2004

2001	$2.21	13%	$0.09	$2.30
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total				$13.82

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, February 11 at 11:00 am ET. The dial in number will be 888-428-4470. International callers should dial 612-332-0718. Please advise the operator you are dialing in for the American Capital Shareholder Call.

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the February 11 Shareholder Call Slide Show button. The quarterly shareholder presentation includes a summary slide show to accompany the call that participants may download and print and a longer version with supplementary information. Participants will also be able to access the complete streaming presentation on our website. The shareholder presentation will be made available shortly after the earnings release on February 10. You may wish to take the time to review the slides in advance of the Shareholder Call.

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American Capital

February 10, 2004

For the convenience of our shareholders, there will be a recording available from 6:00 pm February 11 until 11:55 pm February 21. If you are interested in hearing the recording of the presentation, please dial 800-475-6701. International callers may dial 320-365-3844. The access code for both domestic and international callers is 719785. We will also have the Shareholder Slide Shows with audio accompaniment available on our website, www.ACAS.com, starting February 10.

For further information or questions, please do not hesitate to call our Shareholder Relations department at (301) 951-6122.

Since its August 1997 IPO, American Capital has invested almost $2.7 billion in 109 portfolio companies. As of December 31, 2003, American Capital shareholders have enjoyed a total return of 247% since the Company’s IPO — an annualized return of 22%, assuming reinvestment of dividends. American Capital has paid or declared a total of $429 million in dividends and paid or declared $13.82 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $2.5 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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